Exhibit (a)(1)(E)

Form of Reminder E-mail/Letter – Dates may change if expiration date of Offer is extended

The Cutera, Inc. Offer to Exchange Certain Outstanding Options for New Options (referred to as the “Offer” or “Offer to Exchange”) is still currently open. Please note that the Offer to Exchange your Eligible Options will expire at 9:00 p.m., Pacific Time, on July 6, 2009, unless we extend the Offer.

According to our records, we have not yet received an Election Form for your Eligible Options. Participation in the Offer is voluntary; however, if you would like to participate in the Offer, a properly signed and completed Election Form must be received via facsimile or by hand delivery by 9:00 p.m., Pacific Time, on July 6, 2009 by:

Abbey Bautista

Cutera, Inc.

3240 Bayshore Blvd.

Brisbane, California 94005

Fax: (415) 715-3563

The submission of the required documents must be made by the deadline indicated above. We cannot accept late submissions, and we therefore urge you to respond early to avoid any last minute problems. Only documents that are complete, signed and actually received by our stock administrator, Abbey Bautista, by the deadline will be accepted. Documents submitted by any other means, including U.S. mail or other post and Federal Express (or similar delivery service) are not permitted. If you have questions, please direct them to Abbey Bautista, our stock administrator, at:

Cutera, Inc.

3240 Bayshore Blvd.

Brisbane, California 94005

Tel: (415) 657-5563

E-mail: abautista@cutera.com

This notice does not constitute the Offer to Exchange. The full terms of the Offer are described in (1) the Offer to Exchange; (2) the Election Form; (3) the Instructions Forming Part of the Terms and Conditions of the Offer; and (4) the Agreement to Terms of Election. Requests for additional copies of these documents may be directed to Abbey Bautista, at (415) 657-5563 or abautista@cutera.com. You may also access these documents through the U.S. Securities and Exchange Commission’s website at www.sec.gov.